Exhibit 10.1
Memorandum of Understanding
for Settlement and Debt Conversion Agreement
     This Memorandum of Understanding (“Agreement”) is entered into by and among Irvine Sensors Corporation (the “Company”), Optex Systems, Inc. (“Optex- Texas”) and Longview Fund, LP and Alpha Capital Anstalt (collectively, “Lenders”) as of September 19, 2008.
1. Global Settlement. The Parties are entering into this Agreement to effect a global settlement and restructuring of the Obligations (as described below), with the intent that a portion of the Obligations shall be extinguished by the Lenders as a result of a public foreclosure sale of the assets of Optex-Texas at which the Lenders shall make an agreed minimum credit bid as set forth in Section 4.3 below and the remaining portion of the Obligations shall be converted into a new class of convertible preferred stock (“Convertible Preferred Stock”) of the Company as set forth in Section 5 below as soon as the Company is permitted to issue such securities in compliance with the listing requirements of Nasdaq. The Convertible Preferred Stock shall be substantially the same as the Company’s Series A-1, except that the conversion rate shall be as set forth in Section 5.2 below. The parties intend that this Agreement be legally binding, but that the parties shall promptly negotiate in good faith a definitive Settlement and Debt Conversion Agreement (“Settlement Agreement”) that will supersede this Agreement. The Parties intend to execute the Settlement Agreement on or before September 26, 2008.
2. The Obligations.
     2.1 The Obligation Amount and Security. The total of the principal, interest and related amounts owed by the Company to the Lenders as of August 24, 2008, is $18,357,844 (collectively, the “Obligations”). The Obligations do not include the contingent notes payable to Lenders in the original principal amount of $1.15 million, which notes will be cancelled in accordance with their terms upon discharge of the Obligations as set forth herein. The Company acknowledges that the amount of the Obligations shall be increased to include all interest after August 24, 2008. The amount of accrued interest only shall increase the Obligations and shall be added to the Second Conversion Amount (as defined below). The Obligations including any accrued interest thereon have been guaranteed by Optex-Texas (the “Optex-Texas Guaranty”), and the Optex-Texas Guaranty is secured by the assets of Optex-Texas as described below. As used herein the term “Loan Documents” shall include all the existing loan documents evidencing or relating to the Obligations, any security agreement relating thereto, or any guaranty thereof.
     2.2 Surviving Obligations. The Company acknowledges that the Obligations do not include (i) any amounts currently owed to the Lenders pursuant to the Loan Documents arising under the Company’s indemnification obligations under the Loan Documents, or (ii) any amounts for expenses, including attorneys fees, incurred or to be incurred by the Lenders in connection with this MOU or the implementation of any of the restructuring transactions or enforcement actions contemplated hereby. Any liabilities of the Company to the Lenders for expense reimbursement or indemnification shall be accrued as an expense on the Company’s balance sheet and paid pursuant to terms to be agreed upon in the Settlement Agreement. The Company further acknowledges that it has a continuing obligation and duty to indemnify, hold harmless and defend the Lenders and to pay any amounts or liability incurred by Lenders as provided in the existing indemnification provisions in the Loan Documents which shall survive this Agreement, including, but not limited to, any indemnification obligations related to the duty to defend any litigation or other matters involving Timothy Looney or TWL Group L.P. Notwithstanding the foregoing upon, the completion of the conversion into the Convertible Preferred Stock of the Second Conversion Amount, the indemnification obligations under the Loan Documents shall be discharged and replaced with comparable indemnification obligations in the Settlement Agreement, which shall be retroactive to include the dates covered by the indemnification obligations in the Loan Documents.
3. Events of Defaults and Forbearance.
     3.1 Events of Default. The Company may be in default under certain of the covenants and provisions of the Loan Documents, pursuant to which the Lenders may have the right to accelerate its Obligations under the Loan Documents. The Lenders intend to deliver to the Company and Optex-Texas a notice of the occurrence of an event of default and acceleration under the Loan Documents and the notice of the exercise of remedies described in Section 4.3 below.
     3.2 Forbearance. The Lenders hereby agree from and after the date of execution of this Agreement until the conversion into equity of the Second Conversion Amount to forbear in the exercise of any rights or remedies, whether granted in the Loan Documents or under law, with respect to the Company or any of its assets (the “Forbearance Period”), other than the exercise of the Permitted Remedies. As used herein, the “Permitted Remedies” shall be limited solely to (i) the exercise of the Lenders rights and remedies under applicable law to conduct a public foreclosure sale as to all collateral securing the Optex-Texas Guaranty pursuant to the terms of Section 4.5 below and (ii) to enforce the terms of this Agreement and (iii) to obtain the benefits of the continuing indemnification obligations of the Company to Lenders as described in Section 2.2. The Forbearance Period shall terminate automatically upon the occurrence of any of the following events: (i) the commencement by the Company or Optex-Texas of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in any involuntary proceeding against it; or makes an assignment for the benefit of, or the offering to or entering into by. the Company or Optex-Texas of any reorganization with its creditors, (ii) commencement of an involuntary proceeding against the Company or Optex-Texas of the kind described in clause (i) above; (iii) the Company or Optex-Texas makes any payment on account of the obligations owed to Looney on TWL Group, L.P., (iv) Looney or TWL Group, L.P. take any judicial actions to impede the foreclosure against the Optex Texas Collateral described in Section 4.3 below, or (v) 180 days after the date hereof.
4. Foreclosure on Assets of Optex-Texas.
     4.1 Senior Security Interest. The Optex-Texas Guaranty is secured by a first priority, perfected security interest in the assets of Optex-Texas (“Optex-Texas Collateral”), which is senior to the claims of other creditors, including the TWL Group, L.P. loan of $2,000,000 (the “TWL Loan”), which has been subordinated to the Obligations pursuant to a Subordination Agreement dated as of January 17, 2007 and for which a payment blockage notice has been sent by the Lenders.
     4.2 Limitations on Use of Optex-Texas Collateral. Pursuant to the terms of the Loan Documents, the Lenders have the right to seize or obtain control of, and to use, operate, consume and sell the Optex-Texas Collateral in its possession as appropriate. During the Forbearance Period and pending the exercise of the remedies described in Section 4.3 below, the Company shall continue to operate Optex-Texas in the ordinary course of business with the intent of safeguarding the Optex-Texas Collateral and preserving the value of Optex-Texas as a going concern.
     4.3 Foreclosure Process. The Lenders (or the Collateral Agent at the direction of the Lenders) shall provide timely notice under the New York Uniform Commercial Code (“NY UCC”) and any other applicable laws of a public sale under the NY UCC, in which the Lenders, or an entity controlled by Lenders, will credit bid not less than $15,000,000 of the Obligations (the “Optex-Texas Allocation Amount”). The Company agrees not to object to the exercise of these remedies by the

Lenders. Except as provided in Section 5 below, the Lenders hereby waive any right to seek any deficiency against the Company in connection with the Optex-Texas Collateral or Optex-Texas Allocation Amount with the intent that the full amount of the Optex-Texas Allocation Amount shall be indefeasibly discharged and extinguished upon Lenders’ indefeasible receipt of the Optex-Texas Collateral in connection with such foreclosure proceedings.
     4.4 Post Closing Relationship. If the Lenders, or an entity controlled by the Lenders (“Optex-Delaware”), acquires the Optex-Texas Collateral at the public sale, they will agree (a) to provide access to its books and records to the extent reasonably necessary for the Company to prepare financial statements, tax returns or comply with its SEC reporting duties or SOX obligations and (b) to negotiate in good faith with the Company regarding (i) a contract manufacturing relationship under which Optex-Delaware will manufacture products for the Company and (ii) a consulting arrangement under which the Company will facilitate transition of government contracts or assist in possible renegotiation of government contracts or otherwise assist in the transition of operations to Optex-Delaware.
In addition, Optex-Delaware shall acquire all of the assets of Optex-Texas and none of the liabilities, with the exception of the specific liabilities set forth on Schedule A attached hereto (provided that Schedule A shall be updated immediately prior to the date of the foreclosure sale to reflect amounts that were incurred in the ordinary course of business consistent with past practices after the date of the attached Schedule A and are approved in writing by the Lenders with Lenders reserving the right to reject any liability in their sole discretion.) . Except as expressly provided in Schedule A , Lenders or Optex-Delaware shall not assume or be obligated to pay any other liabilities of Optex-Texas, including without limitation, the TWL Loan, any obligation or debt owed by Optex-Texas to the Company, any tax liability or any tort claim asserted against Optex-Texas.
The Company, Optex-Texas and Optex-Delaware shall cooperate and use commercially reasonable efforts to cause the assignment, as determined by Optex-Delaware is its sole discretion, of any contract, real or personal property lease, government contract, any other contract right, or any permit or license right not acquired by Optex-Delaware as a result of the foreclosure sale.
5. Debt Conversion.
     5.1 Amount of Obligations. The portion of the Obligations remaining after the Optex-Texas Allocation Amount has been applied under Section 4.3 above (including any accrued interest and other related amounts since the date of this Agreement shall be converted into the Company’s Convertible Preferred Stock as described below. The initial $1.0 million amount of the Obligations to be converted is referred to as the “Initial Conversion Amount”. The remaining amount of the Obligations that may be converted after the Initial Conversion Amount is referred to as the “Second Conversion Amount.”
     5.2 Securities to be Issued. The Company shall issue Convertible Preferred Stock of the Company in consideration of the cancellation and indefeasible discharge of the Initial Conversion Amount and the Second Conversion Amount. During the period preceding the issuance of the Convertible Preferred Stock, the Initial Conversion Amount and the Second Conversion Amount shall remain outstanding, but shall be subordinated to the New Debt Facility and the Bridge Notes as described in Section 5.5 below. The Convertible Preferred Stock shall be convertible into shares of the Company’s Common Stock at a conversion price equal to the price per share of Common Stock issued pursuant to the Equity Offering described in Section 5.4 below. In the event that the Equity Offering is not consummated within 180 days after the date hereof, then such conversion price shall be set at the lowest price offered in the Equity Offering, if such price is determinable. If such price is not determinable, then the conversion price shall be equal to the fair market value (as determined in accordance with Nasdaq’s rules) of the Company’s Common Stock immediately preceding the issuance of the Convertible Preferred Stock, but the conversion price shall be subject to ratchet anti-dilution adjustment for one year following the date of issuance of the Convertible Preferred Stock in the event of subsequent issuances of Common Stock at a purchase price below the Convertible Preferred Stock (other than issuances in connection with any of the Company’s existing benefit plans). The Convertible Preferred Stock shall be issued concurrently with the shares of Common Stock issued pursuant to the Equity Offering or if no such closing occurs, then at a mutually agreed upon time. The conversion of the Convertible Preferred Stock shall be subject the same conversion blocker as set forth in the Certificate of Designation for the existing Series A-1 Preferred Stock.
     5.3 Bridge Offering. The Company intends to raise $1.0 million through the issuance of secured promissory notes (“Bridge Notes”) as soon as possible following the execution of this Agreement (the “Bridge Offering”). The Lenders hereby consent to the Bridge Offering and shall execute all the documentation necessary to effect the conversion of the Initial Conversion Amount into the Convertible Preferred Stock with the sole condition precedent being the consummation of the Bridge Offering.
     5.4 New Debt Facility and Equity Offerings. The Company also intends to obtain additional capital by either (i) securing a new debt facility with net proceeds of at least $2.0 million (the “New Debt Facility”) or (ii) completing an equity offering with net proceeds of at least $2 million (the “Equity Offering”). The Lenders hereby consent to the New Debt Facility and the Equity Offering and agree to execute all the documentation necessary to effect the conversion of the Second Conversion Amount into the Convertible Preferred Stock with the sole condition precedent being the consummation of either the New Debt Facility or the Equity Offering with net proceeds of at least $2.0 million. Until December 31, 2009, the Lenders shall have the right, but not the obligation, to proportionately purchase Common Stock from the Company in one or more tranches for the aggregate amount of up to $1.0 million subject to Nasdaq approval, if required. The purchase price of the Common Stock shall be the closing price of the Common Stock on the day immediately preceding the date of the purchase of such Common Stock.
     5.5 Intercreditor Matters. The Lenders agree to execute appropriate documentation in order to effectuate the following priority among the classes of the Company’s debt:

Upon closing of Bridge Debt:	Upon closing of New Debt Facility:

1. Bridge Debt	1. New Debt Facility

2. Initial Conversion Amount and Second Conversion Amount (pari passu) until converted	2. Bridge Debt

3. Optex-Texas Allocation Amount	3. Initial Conversion Amount and Second Conversion Amount (pari passu) until converted
The documents to be executed shall include: one or more intercreditor agreements for the benefit of the holders of the Bridge Notes and the New Debt Facility subordinating the lien in the collateral of the Original Lenders to the lien in the collateral of the Bridge Note Lenders and the New Debt Facility lenders and subordinating the Initial Conversion Amount and Second Conversion Amounts and Optex Texas Allocation Amount to accomplish the priority set forth in the table above and providing for payment blockage and remedy standstill provisions. For purposes of this Section 5.5, ‘Collateral’ shall not include any interest of the Company in the equity of Optex-Texas, nor the Optex-Texas Collateral. The replacement indemnification provisions described in Section 2.2 shall not be subordinate to the Bridge Debt and New Debt Facility.
6. Release and Waiver
     Concurrent with the closing of the Equity Offering and the conversion of the Initial Conversion Amount and Secondary Conversion Amount, and with the exception of any rights that arise under this Agreement, the Settlement Agreement or any other agreements contemplated therein and the Surviving Obligations set forth in Section 2.2, the parties shall execute a complete release and waiver of any and all claims they may have against the others relating to the Obligations and the Lenders shall release all of their liens and security interests in any of the assets of the Company and its subsidiaries. Notwithstanding the forgoing, (1) the obligations of the parties set forth in this Agreement and in the Settlement Agreement shall not be affected by the foregoing and (2) the effectiveness of any releases, the satisfaction of the Obligations in whole or in part, the debt conversion set forth in Section 5 and any other modification of the rights and duties of the parties existing prior to this Agreement shall not become effective until, and are all expressly conditioned on, the final completion of the Lenders’ foreclosure on the Optex-Texas Collateral.  The agreements set forth herein shall be null and void and the rights and obligations of the parties existing prior to this Agreement shall be restored as if this Agreement had not existed in the event the Lenders’ foreclosure on the Optex-Texas Collateral for any reason cannot be completed, is stayed, is set aside, is rescinded or is otherwise voided by judicial process or otherwise.

Agreed & Accepted:

LONGVIEW FUND, L.P.		IRVINE SENSORS CORPORATION

By:	/s/ Wayne Coleson	By:	/s/ John J. Stuart, Jr.

Title:	Chief Investment Officer	Title:	Senior Vice President and Chief Financial Officer

ALPHA CAPITAL ANSTALT		OPTEX SYSTEMS, INC. (a Texas Corporation)

By:	/s/ Konrad Ackerman	By:	/s/ John J. Stuart, Jr.

Title:		Title:	Chief Financial Officer

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[SIGNATURE PAGE TO MEMORANDUM OF UNDERSTANDING]

SCHEDULE A
Liabilities of Optex-Texas to be purchased by Optex-Delaware
(amounts shown are as of August 24, 2008 and will be
adjusted to reflect actual amounts on Optex-Texas balance sheet on the purchase date)

Accounts Payable		$2,133,100
(does NOT include intercompany payable to Irvine Sensors)

Accrued Expenses
Payroll & payroll related	$144,200
Benefits	94,300
Government contract settlement liability	351,200
Accrued operating expenses not yet invoiced	141,400
Deferred rent	87,700
Property taxes & other	17,100	835,900

Accrued loss on contracts		400,000

Total Purchased Liabilities		$3,369,000